CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197130, 333-197128 and 333-197126 on Form S-3 and Registration Statement Nos. 333-181007, 333-175245 and 333-175244 on Form S-8 of Marathon Petroleum Corporation of our reports dated February 25, 2015, related to the consolidated financial statements of MarkWest Energy Partners, L.P. and subsidiaries (the “Partnership”), and the effectiveness of the Partnership’s internal control over financial reporting appearing in the Annual Report on Form 10-K of MarkWest Energy Partners, L.P. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Denver, CO
February 17, 2016